Exhibit 99.1

Community Bankers Trust Corporation Reports Results for First Quarter 2014

Quarterly net income of $1.7 million is a 44.4% increase from the prior quarter and 30% from prior year

Richmond, VA, April 25, 2014 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the first quarter of 2014 including the following:

•	Net income for the first quarter of 2014 was $1.7 million compared with net income of $1.2 million for the fourth quarter of 2013, and net income of $1.3 million for the first quarter of 2013.

•	Fully diluted earnings per common share were $0.08 for the first quarter of 2014 compared with $0.04 for the fourth quarter of 2013 and $0.05 for the first quarter of 2013.

•	Noninterest expense for the quarter decreased $1.2 million, or 11.6%, on a linked quarter basis and $533,000 year over year.

•	Net charge-offs were $34,000 during the first quarter, marking the lowest level in over four years. Annualized net charge-offs equaled only 0.02% of average loans for the quarter ended March 31, 2014 versus 0.14% for the fourth quarter of 2013 and 0.46% for the first quarter of 2013.

•	Asset quality remained solid, and no provision for loan losses was necessary. The ratio of the allowance for loan losses to total non-covered loans remained sound at 1.75% at March 31, 2014.

•	The Company recently opened two new branches around the end of the first quarter, in Annapolis, Maryland and at the new corporate headquarters in the Deep Run office area in Richmond, Virginia.

•	Following quarter end, on April 23, 2014, the Company repaid the remaining $10,680,000 of its TARP preferred stock from the U.S. Department of the Treasury. The Company funded the repurchase through a third-party loan.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “We are pleased with our first quarter results of continued improvement in net income. Historically, the first quarter is difficult, so to deliver such an improvement in profitability of 44.4% from the prior quarter is a great start to 2014. Our previously stated strategies have aligned the Company for further growth in earning assets while reducing non-interest expenses related to past credit problems.”

Smith added, “While net loan growth was down in the first quarter from prepayments and sales of purchased USDA loans, our core non-covered loan portfolio increased by $5 million for the quarter. Total non-covered loan growth was 9.0%, or $48 million, over the last twelve months when excluding USDA loan balances and loans related to the Georgia franchise. Our loan pipeline is robust and we are extremely optimistic about our growth potential in all of our markets. Furthermore, we opened our Annapolis branch in the latter part of the quarter which enhances our ability to attract more business relationships and increases our visibility in the area. Additionally we repaid our outstanding TARP preferred stock investment from the United States Department of the Treasury through a third-party loan. As previously reported, the transactions will result in total expected after-tax savings of at least $750,000.”

RESULTS OF OPERATIONS

Net income was $1.7 million for the first quarter of 2014 compared with $1.3 million in the first quarter of 2013 and $1.2 million in the fourth quarter of 2013. Net income available to common shareholders was $1.7 million in the first quarter of 2014 compared with $1.0 million in the first quarter of 2013 and $914,000 in the fourth quarter of 2013. Earnings per common share, basic and fully diluted, were $0.08 per share for the first quarter of 2014 compared with $0.05 per share for the first quarter of 2013 and $0.04 per share for the fourth quarter of 2013.

On a linked quarter basis net income increased $530,000, or 44.4%. While net interest income and non-interest income declined a combined $430,000, this amount was more than offset by a reduction in non-interest expenses of $1.2 million during the quarter. Expenses related to other real estate owned (OREO) declined $545,000, or 65.8%, and other operating expenses declined $430,000, or 24.9%, from the fourth quarter of 2013. The reduction in OREO expense was the direct result of fewer losses and write-downs on properties in that portfolio. Other operating expenses were lower in the first quarter of 2014 compared with the fourth quarter of 2013 as, effective January 1, 2014, the Company will no longer incur Delaware state franchise taxes.

The $399,000 increase in net income year over year was driven by a reduction in non-interest expenses of $533,000, or 5.5%. The most notable decline was evidenced in OREO expense, which equaled only $283,000 for the first quarter of 2014, declining $454,000, or 61.6%, from the same quarter in 2013. Management expects lower OREO expenses throughout 2014 as these properties have been continually re-evaluated and written-down or sold.

The following table presents summary income statements for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013.

SUMMARY INCOME STATEMENT

(Dollars in thousands)	For the three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest income	$11,879	$12,217	$12,166
Interest expense	1,570	1,644	1,894
Net interest income	10,309	10,573	10,272
Provision for loan losses	-	-	-
Net interest income after provision
for loan losses	10,309	10,573	10,272
Noninterest income	1,301	1,467	1,326
Noninterest expense	9,178	10,386	9,711
Net income before income taxes	2,432	1,654	1,887
Income tax expense	709	461	563
Net income	1,723	1,193	1,324
Dividends on preferred stock	65	235	221
Accretion of preferred stock discount	-	44	58
Net income available
to common shareholders	$1,658	$914	$1,045

EPS Basic	$0.08	$0.04	$0.05
EPS Diluted	$0.08	$0.04	$0.05

Interest Income

Interest income was $11.9 million for the first quarter of 2014, a decrease of $338,000, or 2.8%, from the fourth quarter of 2013. Interest and fees on loans declined very slightly, while interest income derived from the securities portfolio declined $294,000 on a linked quarter basis. The yield on the securities portfolio declined 34 basis points from 2.93% in the fourth quarter of 2013 to 2.59% in the first quarter of 2014. The primary reason for the decline was early pay-offs of SBA floating rate investments that were purchased at a premium. The increased pre-payment speeds resulted in an immediate absorption of unamortized premium which was fully expensed during the first quarter. Management subsequently sold part of its position in its SBA floater portfolio to mitigate further premium acceleration. Additionally, the average balance of the securities portfolio declined $5.5 million on a linked quarter basis.

Interest income declined $287,000 from $12.2 million during the first quarter of 2013. Interest income on the non-covered loan portfolio declined $460,000 while interest income on the covered portfolio increased $302,000. The yield on non-covered loans declined 46 basis points to 4.80% for the quarter ended March 31, 2014 from the same period a year ago. Continued competitive pricing for new loans precipitated this decline. The increase in income on covered loans was the direct result of two payments made on an acquisition, development, and construction loan. These payments are treated as cash income as these pools had previously been written down to a zero carrying value. Interest income on the securities portfolio declined $132,000 when comparing the quarter ended March 31, 2014 versus the same quarter a year ago. While the yield on the portfolio remained virtually unchanged, average securities balances were $18.6 million lower in the first quarter of 2014 than the same period in the prior year.

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Interest Expense

Interest expense was $1.6 million for the first quarter of 2014, declining $74,000, or 4.5%, from the fourth quarter of 2013. The cost of interest bearing deposits remained unchanged at 0.69% for the first quarter of 2014 and the fourth quarter of 2013, yet average interest bearing deposits balances declined $42.1 million during the first quarter of 2014 primarily as a result of the sale of the Georgia operations in November 2013. The Company funded the sale in part with Federal Home Loan Bank (FHLB) advances and was able to realize an improvement in the cost of its FHLB borrowings of 12 basis points during the first quarter, to 0.80%.

Year over year, interest expense declined $324,000, from $1.9 million in the first quarter of 2013. Interest expense related to interest bearing deposits declined $293,000 or 17.2%. The average balances in these deposits declined $52.9 million year over year. This decline was primarily the result of the sale of the Georgia branches. Meanwhile, the Bank increased its level of FHLB borrowings to fund the sale. Over the same time frame, average FHLB advances increased $27.3 million, yet the expense associated with the borrowings declined $31,000. This was due to a 65 basis point improvement on all FHLB advances to 0.80% for the quarter ended March 31, 2014.

Net Interest Income

Net interest income was $10.3 million for the quarter ended March 31, 2014, compared with $10.6 million for the quarter ended December 31, 2013.  This represents a decrease of $264,000, or 2.5%.  The decline in net interest income on a linked quarter basis is the direct result of the factors noted above in the Interest Income section. The decline in interest income was partially offset by a $74,000 reduction in interest expense. The tax equivalent net interest margin increased 6 basis points from 4.22% in the fourth quarter of 2013 to 4.28% in the first quarter of 2014. Likewise, the interest spread increased from 4.17% to 4.23% on a linked quarter basis.

Year-over-year, net interest income increased slightly by $37,000, or 0.36%, as the Company's net interest margin improved 11 basis points over this time frame. The Company was able to maintain the same yield on its earning asset base at 4.93% while lowering its cost of funding 13 basis points to 0.70% for the quarter ended March 31, 2014. As mentioned in the Interest Expense section above, this was the result of improved funding costs related to FHLB advances.

The following table compares the Company’s net interest margin, on a tax-equivalent basis, for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013.

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NET INTEREST MARGIN

(Dollars in thousands)	For the three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Average interest earning assets	$984,026	$1,001,665	$1,006,528
Interest income	$11,879	$12,217	$12,166
Interest income - tax equivalent	$11,960	$12,305	$12,243
Yield on interest earning assets	4.93%	4.87%	4.93%
Average interest bearing liabilities	$904,639	$926,476	$929,483
Interest expense	$1,570	$1,644	$1,894
Cost of interest bearing liabilities	0.70%	0.70%	0.83%
Net interest income	$10,309	$10,573	$10,272
Net interest income - tax equivalent	$10,390	$10,661	$10,349
Interest spread	4.23%	4.17%	4.10%
Net interest margin	4.28%	4.22%	4.17%

Provision for Loan Losses

The Company did not record a provision for loan losses in 2013 or in the first quarter of 2014 with respect to either its non-covered loan portfolio or its FDIC covered loan portfolio.  For the non-covered loan portfolio, this was the direct result of continued improvement in loan quality as evidenced by the lowest aggregate amount of net charge-offs in over four years. The Company’s level of classified and “impaired” loans continue to remain low, as discussed below.

Noninterest Income

Noninterest income was $1.3 million for the first quarter of 2014 compared with $1.5 million for the fourth quarter of 2013.  Gain on sales of securities was $355,000 in the first quarter of 2014, an increase of $283,000 over gain on sales of securities of $72,000 in the fourth quarter of 2013. This increase was more than offset by declines in service charge income and gain/(loss) on the sale of loans. Service charge income declined $145,000 during the first quarter of 2014 to equal $489,000. This decline was driven by the reduction of service charge income derived from the Georgia branches which the Bank received for part of the fourth quarter of 2013. Furthermore, prolonged periods of inclement weather during the first quarter of 2014 hampered account usage. Gain/(loss) on the sale of loans was down $207,000, or 81.2%, from the fourth quarter of 2013. Management recognized $48,000 on the sale of USDA guaranteed loans during the quarter, while the Company recognized the entire gain on the Georgia loan portfolio during the fourth quarter of 2013.

Year over year, noninterest income decreased $25,000, or 1.9%, from first quarter of 2013. Service charges on deposit accounts declined $174,000, or 26.2%, year over year due mostly to the sale of the Georgia branches. The reduction in service charge income was partially offset by increases in securities gains as well as gains on the sale of loans. Securities gains during the first quarter of 2014 were $77,000 higher than the same period in 2013. As mentioned above, management sold USDA loans resulting in $48,000 of gains for the quarter versus no loan sale gains in the first quarter of 2013.

Noninterest Expense

Noninterest expenses totaled $9.2 million for the three months ended March 31, 2014 and $10.4 million for the quarter ended December 31, 2013, a decrease of $1.2 million, or 11.6%. The majority of the decline was evidenced in three categories: OREO expenses, other operating expenses, and FDIC indemnification asset amortization. OREO expenses declined $545,000, or 65.8%, during the first quarter of 2014 from the fourth quarter of 2013. Management took additional charges in the fourth quarter to conservatively mark OREO properties. Smaller write-downs were recognized in the first quarter of 2014. Other operating expenses declined $430,000, or 24.9%. A large component of this decline was the final recognized expense of $188,000 to the state of Delaware for franchise taxes in the fourth quarter of 2013. Lastly, the Company benefitted from $142,000 in decreased indemnification asset amortization for the first quarter of 2014.

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Noninterest expenses declined $533,000, or 5.5%, when comparing the first quarter of 2014 to the same period in 2013. The single largest decline was evidenced in OREO expenses. These expenses declined from $737,000 in the first quarter of 2013 to $283,000 in the first quarter of 2014. The overall OREO portfolio has been marked accordingly and fewer losses are expected for the rest of 2014.

Income Taxes

Income tax expense was $709,000 for the three months ended March 31, 2014, compared with income tax expense of $461,000 in the fourth quarter of 2013. Income tax expense was $563,000 in the first quarter of 2013.

FINANCIAL CONDITION

During the first quarter of 2014, total assets increased $12.2 million to $1.102 billion at March 31, 2014. Total assets declined $15.4 million, or 1.4%, over the past year from total assets of $1.117 billion at March 31, 2013. Total loans were $665.5 million at March 31, 2014, decreasing $4.0 million since December 31, 2013 and increasing $3.3 million since March 31, 2013.  Total non-covered loans were $593.8 million at March 31, 2014 and $596.3 million at December 31, 2013. While traditional non-covered loan growth was positive at $4.8 million during the first quarter of 2014, the purchased government guaranteed USDA loan portfolio declined approximately $7.4 million from year end. This decline was the result of a combination of pre-payments on USDA loans as well as management selling USDA loans at gains to optimize yield.

Year over year, non-covered loan growth of $13.8 million outpaced covered loan decreases of $10.5 million. Excluding the aforementioned reduction of USDA loans during the first quarter of 2014, traditional loan growth was brisk for the year, and management expects continued solid traditional loan growth throughout 2014.

The following table shows the composition of the Company’s non-covered loan portfolio at March 31, 2014, December 31, 2013 and March 31, 2013.

NON-COVERED LOANS

(Dollars in thousands)	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$146,069	24.60%	$144,382	24.21%	$137,302	23.68%
Commercial	254,666	42.89%	247,284	41.47%	239,794	41.35%
Construction and land development	54,914	9.25%	55,278	9.27%	60,565	10.44%
Second mortgages	6,623	1.12%	6,854	1.15%	7,326	1.26%
Multifamily	35,528	5.98%	35,774	6.00%	36,344	6.27%
Agriculture	8,134	1.37%	9,565	1.60%	9,616	1.66%
Total real estate loans	505,934	85.21%	499,137	83.70%	490,947	84.66%
Commercial loans	80,942	13.63%	90,142	15.12%	80,942	13.96%
Consumer installment loans	5,492	0.92%	5,623	0.94%	6,523	1.12%
All other loans	1,430	0.24%	1,435	0.24%	1,524	0.26%
Gross loans	593,798	100.00%	596,337	100.00%	579,936	100.00%
Allowance for loan losses	(10,410)		(10,444)		(12,258)
Net unearned income/unamortized premium
on loans	(188)		(164)		(129)
Non-covered loans, net of unearned income	$583,200		$585,729		$567,549

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The Company’s securities portfolio, excluding equity securities, increased $3.6 million, or 1.2%, from $294.3 million at December 31, 2013 to $298.0 million at March 31, 2014. Realized gains of $355,000 occurred during the first quarter of 2014 through sales and call activity. As mentioned earlier in this release, the SBA floating rate portion of the investment portfolio evidenced some unforeseen pre-payment activity during the first quarter, which resulted in the acceleration of unamortized premiums paid on these securities. Subsequently, management sold additional SBA floating rate securities to mitigate the pre-payment anomaly and sold some longer term municipal securities. This was a strategic decision to mitigate duration risk in the municipal portfolio.

The Company had cash and cash equivalents of $38.9 million and $23.8 million at March 31, 2014 and December 31, 2013, respectively. Cash and cash equivalents were $24.1 million at March 31, 2013. There were no Federal funds purchased or securities sold under agreement to repurchase (repos) at March 31, 2014 versus $6.0 million of repos at December 31, 2013.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at March 31, 2014, December 31, 2013 and March 31, 2013.

SECURITIES PORTFOLIO

(Dollars in thousands)	March 31, 2014		December 31, 2013		March 31, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$107,485	106,628	$99,789	$98,987	$121,353	$121,355
U.S. Government sponsored agencies	-	-	487	486	-	-
State, county and municipal	133,226	131,864	138,884	134,096	117,964	123,059
Corporate and other bonds	5,502	5,490	6,369	6,349	5,453	5,519
Mortgage backed securities - U.S. Government
agencies	2,602	2,477	3,608	3,439	10,996	11,272
Mortgage backed securities - U.S. Government
sponsored agencies	25,126	24,886	22,631	22,420	12,634	12,885
Total securities available for sale	$273,941	271,345	$271,768	$265,777	$268,400	$274,090

	March 31, 2014		December 31, 2013		March 31, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$9,069	9,769	$9,385	$10,103	$11,819	$12,865
Mortgage backed securities - U.S. Government
agencies	6,202	6,574	6,604	7,002	8,360	8,923
Mortgage backed securities - U.S. Government
sponsored agencies	11,354	11,973	12,574	13,200	18,498	19,534
Total securities held to maturity	$26,625	28,316	$28,563	$30,305	$38,677	$41,322

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Interest bearing deposits at March 31, 2014 were $831.2 million, an increase of $9.0 million from December 31, 2013. Total time deposits increased $13.8 million, or 2.5%, during the first quarter of 2014. NOW and MMDA account balances declined $3.5 million and $3.1 million, respectively, during the first quarter. The increase in time deposits was generated by two promotions that management ran during the first quarter of 2014. These were efforts to replace brokered time deposits obtained during the fourth quarter of 2013 to replace the sale of the Georgia deposit base.

FHLB advances were $76.9 million at March 31, 2014 compared with $77.1 million at December 31, 2013, and $49.7 million at March 31, 2013. The Company has increased the level of FHLB advances due to the low cost nature of this funding source and to assist with funding the sale of the Georgia franchise in the fourth quarter of 2013.

The following table compares the mix of interest bearing deposits for March 31, 2014, December 31, 2013 and March 31, 2013.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	March 31, 2014	December 31, 2013	March 31, 2013
NOW	$98,594	$102,111	$126,784
MMDA	91,077	94,170	112,473
Savings	76,950	75,159	79,988
Time deposits less than $100,000	242,139	235,482	284,936
Time deposits $100,000 and over	322,473	315,287	256,547
Total interest bearing deposits	$831,233	$822,209	$860,728

Shareholders’ equity was $110.6 million at March 31, 2014 and $106.7 million at December 31, 2013. The change in equity was driven by earnings retention as well as a $2.2 million improvement in other comprehensive income related to the gains and losses in the investment portfolio.

Asset Quality – non-covered assets

Nonaccrual loans were $12.6 million at March 31, 2014, increasing slightly from $12.1 million at December 31, 2013.  Nonaccrual loans were $19.0 million at March 31, 2013. The $540,000 increase from December 31, 2013 was the net result of $1.4 million in additions to nonaccrual loans and $836,000 in reductions.  With respect to the reductions to nonaccrual loans, $400,000 were returned to accruing status, $113,000 were charged off, and $323,000 were the result of payments to existing credits.

Total nonperforming assets of $18.1 million at March 31, 2014 represented a decrease of $265,000 from December 31, 2013. The decline in non-performing assets was evidenced by an $805,000 reduction in non-covered OREO balances from year end 2013. Management continues to work OREO aggressively and has taken prudent periodic write-downs to effectively move properties out of the portfolio and continue to improve the quality of the balance sheet.

There were net charge-offs of $34,000 in the first quarter of 2014 compared with $209,000 in the fourth quarter of 2013 and $662,000 in the first quarter of 2013.

The allowance for loan losses equaled 82.33% of non-covered nonaccrual loans at March 31, 2014 compared with 86.28% at December 31, 2013, and 64.64% at March 31, 2013. The ratio of the allowance for loan losses to total nonperforming assets was 57.56% at March 31, 2014 compared with 56.92% at December 31, 2013 and 42.07% at March 31, 2013.  The ratio of nonperforming assets to loans and other real estate owned continued to decline. The ratio was 3.01% at March 31, 2014 and 3.05% at December 31, 2013.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

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CREDIT QUALITY
(Dollars in thousands)	2014	2013
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$10,444	$10,653	$11,523	$12,258	$12,920
Provision for loan losses	-	-	-	-	-
Charge-offs	(152)	(263)	(1,018)	(1,302)	(908)
Recoveries	118	54	148	567	246
Net (charge-offs) recovery	(34)	(209)	(870)	(735)	(662)
End of period	$10,410	$10,444	$10,653	$11,523	$12,258

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)
(Dollars in thousands)	2014	2013
	March	December	September	June	March
	31	31	30	30	31

Non-accruing loans	$12,645	$12,105	$13,044	$15,644	$18,963
Loans past due over 90 days and accruing interest	-	-	-	-	465
Total nonperforming non-covered loans	12,645	12,105	13,044	15,644	19,428
Other real estate owned non-covered	5,439	6,244	8,496	7,593	9,712
Total nonperforming non-covered assets	$18,084	$18,349	$21,540	$23,237	$29,140

Allowance for loan losses to loans	1.75%	1.75%	1.87%	1.96%	2.11%
Allowance for loan losses to nonperforming assets	57.56%	56.92%	49.45%	49.59%	42.07%
Allowance for loan losses to nonaccrual loans	82.33%	86.28%	81.67%	73.66%	64.64%
Nonperforming assets to loans and other real estate	3.02%	3.05%	3.73%	3.90%	4.94%
Net charge-offs for quarter to average loans,
annualized	0.02%	0.14%	0.59%	0.50%	0.46%

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A further breakout of nonaccrual loans, excluding covered loans, at March 31, 2014, December 31, 2013 and March 31, 2013 is below:

NON-COVERED NONACCRUAL LOANS

(Dollars in thousands)	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$4,153	0.70%	$4,229	0.71%	$5,717	0.99%
Commercial	2,208	0.37%	1,382	0.23%	3,853	0.67%
Construction and land development	5,907	0.99%	5,882	0.99%	8,772	1.51%
Second mortgages	225	0.04%	225	0.04%	141	0.02%
Multifamily	-	-	-	-	-	-
Agriculture	-	-	205	0.03%	234	0.04%
Total real estate loans	12,493	2.10%	11,923	2.00%	18,717	3.23%
Commercial loans	57	0.01%	127	0.02%	161	0.03%
Consumer installment loans	95	0.02%	55	0.01%	85	0.01%
All other loans	-	-	-	-	-	-
Gross loans	$12,645	2.13%	$12,105	2.03%	$18,963	3.27%

Capital Requirements

Total shareholders’ equity increased $4.0 million in the first quarter of 2014 and was $110.6 million at March 31, 2014. The Company’s ratio of total risk-based capital was 17.3% at March 31, 2014 compared with 16.8% at December 31, 2013. The tier 1 risk-based capital ratio was 16.1% at March 31, 2014 and 15.6% at December 31, 2013. The Company’s tier 1 leverage ratio was 10.1% at March 31, 2014 and 9.5% at December 31, 2013.  All capital ratios exceed regulatory minimums to be considered well capitalized.

Following quarter end, on April 23, 2014, the Company repaid the remaining $10,680,000 of its TARP preferred stock from the U.S. Department of the Treasury. The Company funded the repurchase through a third-party loan. All Capital ratios will remain well above regulatory minimums upon the retirement of this TARP Capital.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, April 25, 2014, at 10:00 a.m. Eastern Time to discuss the first quarter 2014 financial results. The public is invited to listen to this conference call by dialing 877-870-4263 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on April 25, 2014, until 9:00 a.m. Eastern Time on May 5, 2014. The replay will be available by dialing 877-344-7529 and entering access code 10044104 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 21 full-service offices, 14 of which are in Virginia and seven of which are in Maryland. The Bank also operates two loan production offices in Virginia. The Bank opened a new branch office in Annapolis, Maryland on March 25, 2014 and a branch office at its new headquarters in Richmond, Virginia on April 7, 2014.

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Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; assumptions and estimates that underlie the accounting for loan pools under the shared-loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

10

Consolidated Balance Sheets

Unaudited Condensed

(Dollars in thousands)
	March 31, 2014	December 31, 2013	March 31, 2013
Assets
Cash and due from banks	$11,139	$10,857	$10,477
Interest bearing bank deposits	27,782	12,978	13,591
Total cash and cash equivalents	38,921	23,835	24,068

Securities available for sale, at fair value	271,345	265,777	274,090
Securities held to maturity™	26,625	28,563	38,677
Equity securities, restricted, at cost	7,772	8,358	7,198
Total securities	305,742	302,698	319,965

Loans held for sale	-	100	1,145

Loans not covered by FDIC shared-loss agreements	593,610	596,173	579,807
Loans covered by FDIC shared-loss agreements	71,860	73,275	82,364
Allowance for loan losses (non-covered)	(10,410)	(10,444)	(12,258)
Allowance for loan losses (covered)	(484)	(484)	(484)
Net loans	654,576	658,520	649,429

Bank premises and equipment	29,139	27,872	33,237
Other real estate owned, non-covered	5,439	6,244	9,712
Other real estate owned, covered by FDIC	3,211	2,692	2,483
FDIC receivable	433	368	750
Bank owned life insurance	20,956	20,795	20,274
Core deposit intangibles, net	6,144	6,621	9,731
FDIC indemnification asset	23,846	25,409	31,517
Other assets	13,295	14,378	14,790
Total assets	$1,101,702	$1,089,532	$1,117,101

Liabilities
Deposits:
Noninterest bearing	73,935	70,132	81,330
Interest bearing	831,233	822,209	860,728
Total deposits	905,168	892,341	942,058

Federal funds purchased and securities sold under agreements to repurchase	-	6,000	992
Federal Home Loan Bank advances	76,946	77,125	49,654
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	4,817	3,283	3,938
Total liabilities	991,055	982,873	1,000,766

Shareholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value; 10,680, 10,680 and 17,680 shares issued and outstanding, respectively)	10,680	10,680	17,680
Discount on preferred stock	-	-	(176)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,720,221 shares issued and outstanding at March 31, 2014)	217	217	218
Additional paid in capital	144,747	144,656	144,463
Accumulated deficit	(44,163)	(45,822)	(49,564)
Accumulated other comprehensive income	(1,871)	(4,109)	2,677
Total shareholders' equity	$110,647	$106,659	$116,335
Total liabilities and shareholders' equity	$1,101,702	$1,089,532	$1,117,101

11

Consolidated Statements of Income

Unaudited Condensed

(Dollars in thousands)	Three months ended	Three months ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Interest and dividend income
Interest and fees on loans	$7,051	$7,050	$7,513	$7,622	$7,511
Interest and fees on FDIC covered loans	2,961	2,994	3,538	2,745	2,659
Interest on federal funds sold	-	-	-	1	2
Interest on deposits in other banks	13	25	11	14	8
Investments (taxable)	1,698	1,976	1,934	1,945	1,838
Investments (nontaxable)	156	172	175	164	148
Total interest income	11,879	12,217	13,171	12,491	12,166
Interest expense
Interest on deposits	1,408	1,501	1,568	1,600	1,701
Interest on short-term borrowings	1	-	1	2	1
Interest on other borrowed funds	161	143	180	189	192
Total interest expense	1,570	1,644	1,749	1,791	1,894

Net interest income	10,309	10,573	11,422	10,700	10,272

Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	10,309	10,573	11,422	10,700	10,272

Noninterest income
Gain/(loss) on sale of securities, net	355	72	38	130	278
Service charges on deposit accounts	489	634	741	701	663
Gain/(loss) on sale of other loans, net	48	255	(614)	-	-
Other	409	506	428	507	385
Total noninterest income	1,301	1,467	593	1,338	1,326

Noninterest expense
Salaries and employee benefits	3,923	3,991	4,096	3,901	3,993
Occupancy expenses	648	647	690	717	663
Equipment expenses	219	248	276	247	267
Legal fees	28	20	24	38	13
Professional fees	107	49	52	139	50
FDIC assessment	207	228	225	223	167
Data processing fees	494	505	485	551	537
FDIC indemnification asset amortization	1,498	1,640	1,716	1,592	1,501
Amortization of intangibles	477	506	565	566	565
Other real estate expenses	283	828	(33)	502	737
Other operating expenses	1,294	1,724	1,337	1,282	1,218
Total noninterest expense	9,178	10,386	9,433	9,758	9,711

Net income before income taxes	2,432	1,654	2,582	2,280	1,887
Income tax expense	709	461	800	673	563
Net income	1,723	1,193	1,782	1,607	1,324
Dividends on preferred stock	65	235	208	221	221
Accretion of discount on preferred stock	-	44	73	59	58
Net income available to common
shareholders	$1,658	$914	$1,501	$1,327	$1,045

12

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Three months ended March 31, 2014			Three months ended December 31, 2013			Three months ended March 31, 2013
			Average			Average			Average
	Average	Interest	Rates	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans, including fees	$595,614	$7,051	4.80%	$585,461	$7,050	4.78%	$579,635	$7,511	5.26%
Loans covered by FDIC loss share	72,770	2,961	16.50%	75,252	2,994	15.79%	82,776	2,659	13.03%
Total loans	668,384	10,012	6.08%	660,713	10,044	6.03%	662,411	10,170	6.23%
Interest bearing bank balances	16,309	13	0.31%	35,304	25	0.28%	16,402	8	0.20%
Federal funds sold	-	-	-	783	0	0.10%	9,811	2	0.10%
Investments (taxable)	279,295	1,698	2.43%	283,516	1,976	2.79%	300,001	1,838	2.45%
Investments (tax exempt)	20,038	237	4.71%	21,349	260	4.88%	17,903	225	5.02%
Total earning assets	984,026	11,960	4.93%	1,001,665	12,305	4.87%	1,006,528	12,243	4.93%
Allowance for loan losses	(10,955)			(11,133)			(13,470)
Non-earning assets	113,705			128,596			132,378
Total assets	$1,086,776			$1,119,128			$1,125,436

LIABILITIES AND
SHAREHOLDERS' EQUITY
Demand - interest bearing	$190,804	$142	0.30%	$220,656	$168	0.30%	$245,714	$191	0.32%
Savings	75,601	66	0.35%	79,572	70	0.35%	78,377	62	0.32%
Time deposits	555,867	1,200	0.88%	564,191	1,263	0.89%	551,125	1,448	1.07%
Total deposits	822,272	1,408	0.69%	864,419	1,501	0.69%	875,216	1,701	0.79%
Short-term borrowings	1,134	1	0.51%	107	-	0.00%	329	1	0.72%
FHLB and other borrowings	81,233	161	0.80%	61,950	143	0.92%	53,938	192	1.45%
Total interest-bearing liabilities	904,639	1,570	0.70%	926,476	1,644	0.70%	929,483	1,894	0.83%
Non-interest bearing deposits	68,594			80,172			75,551
Other liabilities	3,921			3,874			4,117
Total liabilities	977,154			1,010,522			1,009,151
Shareholders' equity	109,622			108,606			116,285
Total liabilities and
stockholders' equity	$1,086,776			$1,119,128			$1,125,436
Net interest earnings		$10,390			$10,661			$10,349
Interest spread			4.23%			4.17%			4.10%
Net interest margin			4.28%			4.22%			4.17%

13

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	March 31, 2014	December 31, 2013	March 31, 2013
Common Tangible Book Value
Total stockholder's equity	$110,647,000	$106,659,000	$116,335,000
Preferred stock (net)	11,717,000	11,717,000	18,541,000
Core deposit intangible (net)	6,144,000	6,621,000	9,731,000
Common tangible book value	92,786,000	88,321,000	88,063,000
Shares outstanding	21,720,221	21,709,096	21,682,963
Common tangible book value per share	$4.27	$4.07	$4.06

Stock Price	$4.02	$3.76	$3.29

Price/common tangible book	94.1%	92.4%	81.0%

Common tangible book/common tangible assets
Total assets	$1,101,702,000	$1,089,532,000	$1,117,101,000
Preferred stock (net)	11,717,000	11,717,000	18,541,000
Core deposit intangible	6,144,000	6,621,000	9,731,000
Common tangible assets	1,083,841,000	1,077,194,000	1,088,829,000
Common tangible book	92,786,000	88,321,000	88,063,000
Common tangible equity to assets	8.56%	8.20%	8.09%

14